Exhibit 99.1

For further information:
2520 Renaissance Boulevard
King of Prussia, PA 19406
Contact:
Alan Marcus, VP, Public Relations
212-644-9410 ext. 4110

FAO, INC. RECEIVES COURT APPROVAL OF DISCLOSURE STATEMENT

Court Ruling Gives Company Go Ahead to Solicit Votes on Plan of Reorganization;
Company Takes Major Step Toward Emergence from Chapter 11

        King of Prussia, PA, March 3, 2003—FAO, Inc. (NASDAQ: FAOOQ), a leader in children's specialty retailing, announced today that the Bankruptcy Court overseeing its Chapter 11 proceedings approved the Company's Disclosure Statement on February 28, 2003. The approval by the United States Bankruptcy Court for the District of Delaware allows the Company to begin the process of soliciting votes on the Plan and ultimately seek an Order confirming the Plan.

        "We are extremely pleased by the Court's approval of our Disclosure Statement which is a key step toward the Company's successful emergence from Chapter 11," stated Jerry R. Welch, FAO's Chief Executive Officer.

        The Court set a confirmation hearing date of April 4, 2003 at which time it will consider final approval of FAO's Plan of Reorganization. The deadline to vote with respect to, or object to, the Plan of Reorganization is March 31, 2003.

        The Disclosure Statement should be reviewed with respect to the specific items of the proposed distributions to be made to creditors and current stockholders as well as other information relevant to the Plan of Reorganization.

About FAO, Inc.

        FAO, Inc. (formerly The Right Start, Inc.) owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children's specialty retailing. FAO, Inc. owns and operates the renowned children's toy retailer FAO Schwarz; The Right Start, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy, the leading retailer of development toys and educational products for kids.

        FAO, Inc. assumed its current form in January 2002. The Right Start brand originated in 1985 through the creation of the Right Start Catalog. In September 2001, the Company purchased assets of Zany Brainy, Inc., which began business in 1991. In January 2002 the Company purchased the FAO Schwarz brand, which originated 141 years ago in 1862.

        For additional information on FAO, Inc. or its family of brands, visit the Company on line at http://www.irconnect.com/faoo/.

        This press release contains certain forward-looking statements with respect to the implementation and anticipated results of the Company's business strategy, and the financial condition, results of operations and business of the Company, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Actual results may be impacted by factors including, but not limited to, the following: the Company's ability to operate on cash collateral, the actions of the Company's creditors, the interest of third party investors in the Company's business and other risks included in FAO, Inc.'s filings with the Securities and Exchange Commission, including the risk factors set forth in its Registration Statement on Form S-3 No. 333-84438. The Company has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.

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